Exhibit 99

News Release	The Ryland Group, Inc.
www.ryland.com

FOR IMMEDIATE RELEASE	CONTACT:	Drew Mackintosh, Vice President

Investor Relations          (818) 223-7548

RYLAND REPORTS RESULTS FOR THE FOURTH QUARTER OF 2009

CALABASAS, Calif. (January 27, 2010) — The Ryland Group, Inc. (NYSE: RYL), today announced results for its fourth quarter ended December 31, 2009.  Items of note included:

•                  Net earnings per diluted share were $0.88 for the quarter ended December 31, 2009, compared to a net loss of $1.40 per diluted share for the same period in 2008.  The Company had pretax charges for inventory and other valuation adjustments and write-offs that totaled $66.1 million, and an income tax benefit of $97.6 million due to recently enacted tax legislation that extended the carryback period of net operating losses from two to five years;

•                  Excluding inventory and other valuation adjustments and write-offs, as well as the income tax benefit, the Company’s net earnings would have been $4.7 million, or $0.11 per diluted share, for the quarter ended December 31, 2009;

•                  Housing gross profit margins averaged 14.2 percent, excluding inventory and other valuation adjustments, for the quarter ended December 31, 2009, compared to 10.8 percent for the quarter ended September 30, 2009, and 10.2 percent for the quarter ended December 31, 2008.  Including inventory and other valuation adjustments, housing gross profit margins averaged negative 1.6 percent for the fourth quarter of 2009, compared to 0.1 percent for the same period in 2008;

•                  New orders in the fourth quarter of 2009 increased 74.9 percent to 969 units from 554 units in the fourth quarter of 2008;

•                  Cash, cash equivalents and marketable securities totaled $814.9 million as of December 31, 2009;

•                  Cash flows from operations totaled $72.0 million for the quarter ended December 31, 2009;

•                  Consolidated revenues of $418.4 million for the quarter ended December 31, 2009, represented a decrease of 20.8 percent from the quarter ended December 31, 2008;

•                  Net debt-to-capital ratio was 6.6 percent at December 31, 2009 (net debt-to-capital ratio is calculated as debt, net of cash, cash equivalents and marketable securities, divided by the sum of debt and total stockholders’ equity, net of cash, cash equivalents and marketable securities); and

•                  Inventory of houses started and unsold decreased by 32.9 percent to 429 units at December 31, 2009, from 639 units at December 31, 2008.

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RYLAND FOURTH-QUARTER RESULTS

RESULTS FOR THE FOURTH QUARTER OF 2009

For the fourth quarter ended December 31, 2009, the Company reported consolidated net earnings of $39.0 million, or $0.88 per diluted share, compared to a consolidated net loss of $59.9 million, or $1.40 per diluted share, for the same period in 2008.  For the fourth quarter ended December 31, 2009, the Company had pretax charges for inventory and other valuation adjustments and write-offs that totaled $66.1 million, compared to $55.1 million for the same period in 2008.  Additionally, the Company recorded an income tax benefit of $97.6 million during the fourth quarter ended December 31, 2009, compared to $29.2 million for the same period in 2008.  This income tax benefit was due to recently enacted tax legislation that extended the carryback period of net operating losses from two to five years.  As a result, the Company estimates a tax refund of $99.4 million in early 2010.

The homebuilding segments reported a pretax loss of $55.1 million during the fourth quarter of 2009, compared to a pretax loss of $82.7 million for the same period in 2008.  This reduction in loss was primarily due to higher gross margins, lower selling, general and administrative expenses, and a decrease in loss from land sales, partially offset by higher inventory and other valuation adjustments and write-offs, as well as to declines in closings and home prices.

Homebuilding revenues decreased 21.1 percent to $405.3 million for the fourth quarter of 2009, compared to $513.5 million for the same period in 2008.  This decline was primarily attributable to fewer closings and lower sales prices.  Closings totaled 1,666 units for the fourth quarter ended December 31, 2009, compared to 1,964 units for the same period in the prior year, reflecting a 15.2 percent decrease.  For the quarter ended December 31, 2009, the average closing price of a home declined by 3.7 percent to $237,000 from $246,000 for the same period in 2008.  Homebuilding revenues for the fourth quarter of 2009 included $10.1 million from land sales, which resulted in a net pretax loss of $736,000, compared to homebuilding revenues of $29.6 million from land sales for the fourth quarter of 2008, which resulted in a net pretax loss of $19.7 million.

New orders of 969 units for the quarter ended December 31, 2009, represented an increase of 74.9 percent, compared to new orders of 554 units for the same period in 2008.  The Company sold 1.7 homes per community in the fourth quarter ended December 31, 2009, versus 0.7 homes per community for the same period in 2008.  For the fourth quarter of 2009, new order dollars increased 94.8 percent to $237.6 million from $122.0 million for the fourth quarter of 2008.  Backlog at the end of the fourth quarter of 2009 increased 11.1 percent to 1,732 units from 1,559 units at December 31, 2008.  At December 31, 2009, the dollar value of the Company’s backlog was $435.1 million, reflecting an increase of 6.9 percent from December 31, 2008.

Housing gross profit margins averaged 14.2 percent, excluding inventory and other valuation adjustments, for the quarter ended December 31, 2009, compared to 10.8 percent for the quarter ended September 30, 2009, and 10.2 percent for the quarter ended December 31, 2008, primarily due to lower sales discounts and allowances relating to homes closed during the quarter.  Including inventory and other valuation adjustments, housing gross profit margins averaged negative 1.6 percent for the fourth quarter of 2009, compared

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RYLAND FOURTH-QUARTER RESULTS

to 0.1 percent for the same period in 2008.  Selling, general and administrative expenses were 9.3 percent of revenue for the fourth quarter of 2009, compared to 11.7 percent of revenue for the same period in 2008.  This decrease in the selling, general and administrative expense ratio was primarily attributable to cost-saving initiatives and to lower marketing and advertising expenditures per unit, partially offset by a decline in revenues.  Selling, general and administrative expense dollars for the quarter ended December 31, 2009, decreased $22.8 million from the same period in the prior year.  The homebuilding segments recorded $6.9 million of interest expense during the fourth quarter of 2009, while all interest incurred during the fourth quarter of 2008 was capitalized due to a higher ratio of debt to inventory under development versus the prior year.

Corporate expense was $6.3 million for the fourth quarter of 2009, compared to $10.8 million for the same period in 2008.  This decrease was primarily due to a $306,000 gain in the market value of retirement plan investments for the fourth quarter of 2009, compared to a $3.9 million loss for the same period in 2008, and to lower executive compensation expense.

During the fourth quarter of 2009, the Company provided $72.0 million of cash from operations. It used $48.6 million of cash for investing activities and provided $16.9 million of cash from financing activities.

For the three months ended December 31, 2009, the financial services segment reported pretax earnings of $776,000, compared to pretax earnings of $5.0 million for the same period in 2008.  This decrease was primarily attributable to higher loan indemnification expense and to a 7.3 percent decline in the number of mortgages originated due to homebuilding market trends.

ANNUAL RESULTS FOR 2009

For the twelve months ended December 31, 2009, the Company reported a consolidated net loss of $162.5 million, or $3.74 per diluted share, compared to a consolidated net loss of $396.6 million, or $9.33 per diluted share, for the same period in 2008.  The Company recorded inventory and other valuation adjustments, joint venture impairments, and option deposit and feasibility write-offs that totaled $202.0 million during the twelve months ended December 31, 2009, compared to $328.3 million for the same period in 2008.  Additionally, the Company recorded an income tax benefit of $97.2 million during the year ended December 31, 2009, compared to $9.2 million for the same period in 2008.

The homebuilding segments reported a pretax loss of $245.3 million during the twelve months of 2009, compared to a pretax loss of $385.9 million for the same period in 2008.  This reduction in loss was primarily due to lower inventory and other valuation adjustments and write-offs, as well as to a decrease in selling, general and administrative expenses, and a reduction in loss from land sales, partially offset by declines in closings and home prices.

Homebuilding revenues decreased 35.0 percent to $1.2 billion for the twelve months of 2009, compared to $1.9 billion for the same period in 2008.  This decline was primarily attributable to fewer closings and lower sales prices.  Closings totaled 5,129 units for the twelve months ended December 31, 2009, compared to 7,352

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RYLAND FOURTH-QUARTER RESULTS

units for the same period in the prior year, reflecting a 30.2 percent decrease.  The average closing price of a home declined by 4.8 percent to $240,000 for the twelve-month period ended December 31, 2009, from $252,000 for the same period in 2008.  Homebuilding revenues for the twelve months of 2009 included $11.0 million from land sales, which resulted in a net pretax loss of $983,000, compared to homebuilding revenues of $55.0 million from land sales for the twelve months of 2008, which resulted in a net pretax loss of $25.8 million.

Housing gross profit margins averaged 10.2 percent, excluding inventory and other valuation adjustments and write-offs, for the twelve months ended December 31, 2009, compared to 11.6 percent for the same period in 2008. This decrease was primarily due to price reductions that related to project closeouts and other home deliveries during the twelve months of 2009.  Including inventory and other valuation adjustments, housing gross profit margins averaged negative 5.5 percent for the twelve months of 2009, compared to negative 3.2 percent for the same period in 2008.  Selling, general and administrative expenses were 12.4 percent of revenue for the twelve months ended December 31, 2009, compared to 13.1 percent of revenue for the same period in 2008.  This decrease in the selling, general and administrative expense ratio was primarily attributable to cost-saving initiatives and to lower marketing and advertising expenditures per unit, partially offset by a decline in revenues.  Selling, general and administrative expense dollars for the twelve months ended December 31, 2009, decreased $96.1 million from the same period in the prior year.  The homebuilding segments recorded $14.4 million of interest expense during the twelve-month period ended December 31, 2009, while all interest incurred during the year ended December 31, 2008, was capitalized due to a higher ratio of debt to inventory under development versus the prior year.

Corporate expense was $28.3 million for the twelve months of 2009, compared to $42.3 million for the same period in 2008.  This decrease was primarily due to a $2.3 million gain in the market value of retirement plan investments for the twelve months of 2009, compared to a $7.9 million loss for the same period in 2008, and to lower executive compensation expense.

For the twelve months ended December 31, 2009, the financial services segment reported a pretax loss of $309,000, compared to pretax earnings of $23.0 million for the same period in 2008.  This decrease was primarily attributable to higher loan indemnification expense and to a 28.9 percent decline in the number of mortgages originated due to homebuilding market trends, partially offset by a decrease in personnel costs.

OVERALL EFFECTIVE TAX RATE

The Company’s effective tax benefit rate was 37.4 percent for the year ended December 31, 2009, compared to an effective tax benefit rate of 2.3 percent for the same period in 2008.  The change in tax rate was primarily attributable to recently enacted tax legislation that extended the carryback period of net operating losses from two to five years.

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RYLAND FOURTH-QUARTER RESULTS

Headquartered in Southern California, Ryland is one of the nation’s largest homebuilders and a leading mortgage-finance company.  Since its founding in 1967, Ryland has built more than 285,000 homes and financed more than 240,000 mortgages.  The Company currently operates in 15 states and 19 homebuilding divisions across the country and is listed on the New York Stock Exchange under the symbol “RYL.”  For more information, please visit www.ryland.com.

Note:  Certain statements in this press release may be regarded as “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may qualify for the safe harbor provided for in Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent the Company’s expectations and beliefs concerning future events, and no assurance can be given that the future results described in this press release will be achieved. These forward-looking statements can generally be identified by the use of statements that include words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “foresee,” “goal,” “intend,” “likely,” “may,” “plan,” “project,” “should,” “target,” “will” or other similar words or phrases. All forward-looking statements contained herein are based upon information available to the Company on the date of this press release. Except as may be required under applicable law, the Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements. The factors and assumptions upon which any forward-looking statements herein are based are subject to risks and uncertainties which include, among others:

•                  economic changes nationally or in the Company’s local markets, including volatility and increases in interest rates, the impact of government stimulus and tax programs, inflation, changes in consumer demand and confidence levels and the state of the market for homes in general;

•                  instability and uncertainty in the mortgage lending market, including revisions to underwriting standards for borrowers;

•                  the availability and cost of land and the future value of land held or under development;

•                  increased land development costs on projects under development;

•                  shortages of skilled labor or raw materials used in the production of houses;

•                  increased prices for labor, land and raw materials used in the production of houses;

•                  increased competition;

•                  failure to anticipate or react to changing consumer preferences in home design;

•                  increased costs and delays in land development or home construction resulting from adverse weather conditions;

•                  potential delays or increased costs in obtaining necessary permits as a result of changes to laws, regulations, or governmental policies (including those that affect zoning, density, building standards and the environment);

•                  delays in obtaining approvals from applicable regulatory agencies and others in connection with the Company’s communities and land activities;

•                  changes in the Company’s effective tax rate and assumptions and valuations related to its tax accounts;

•                  the risk factors set forth in the Company’s most recent Annual Report on Form 10-K; and

•                  other factors over which the Company has little or no control.

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Five financial-statement pages to follow.

THE RYLAND GROUP, INC. and Subsidiaries

CONSOLIDATED STATEMENTS OF EARNINGS

(in thousands, except share data)

	Three months ended December 31,		Twelve months ended December 31,
	2009	2008	2009	2008

REVENUES
Homebuilding	$405,347	$513,512	$1,241,711	$1,911,631
Financial services	13,033	14,721	41,902	64,493
TOTAL REVENUES	418,380	528,233	1,283,613	1,976,124

EXPENSES
Cost of sales	416,082	534,644	1,318,847	2,003,342
(Earnings) loss from unconsolidated joint ventures	(103)	1,275	(333)	43,900
Selling, general and administrative	37,523	60,311	154,186	250,278
Financial services	12,257	9,744	42,211	41,466
Corporate	6,279	10,803	28,321	42,298
Interest	6,898	-	14,350	-
TOTAL EXPENSES	478,936	616,777	1,557,582	2,381,284

OTHER INCOME
Gain from marketable securities, net	1,987	-	3,725	-
Income (loss) related to early retirement of debt, net	-	(604)	10,573	(604)
TOTAL OTHER INCOME	1,987	(604)	14,298	(604)
Loss before taxes	(58,569)	(89,148)	(259,671)	(405,764)
Tax benefit	(97,588)	(29,236)	(97,197)	(9,179)
NET EARNINGS (LOSS)	$39,019	$(59,912)	$(162,474)	$(396,585)

NET EARNINGS (LOSS) PER COMMON SHARE
Basic	$0.89	$(1.40)	$(3.74)	$(9.33)
Diluted	0.88	(1.40)	(3.74)	(9.33)

AVERAGE COMMON SHARES
OUTSTANDING
Basic	43,831,135	42,726,134	43,464,955	42,496,796
Diluted	44,473,301	42,726,134	43,464,955	42,496,796

THE RYLAND GROUP, INC. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	December 31,	December 31,
	2009	2008

ASSETS
Cash, cash equivalents and marketable securities
Cash and cash equivalents	$285,199	$389,686
Restricted cash	71,853	30,000
Marketable securities, available-for-sale	457,854	3,573
Total cash, cash equivalents and marketable securities	814,906	423,259
Housing inventories
Homes under construction	338,909	464,810
Land under development and improved lots	266,286	547,318
Inventory held-for-sale	62,140	68,971
Consolidated inventory not owned	-	15,218
Total housing inventories	667,335	1,096,317
Property, plant and equipment	21,858	41,558
Current taxes receivable, net	93,249	160,681
Other	88,105	140,019
TOTAL ASSETS	1,685,453	1,861,834

LIABILITIES
Accounts payable	78,533	73,464
Accrued and other liabilities	168,880	259,947
Debt	856,178	789,245
TOTAL LIABILITIES	1,103,591	1,122,656

EQUITY
STOCKHOLDERS’ EQUITY
Preferred stock, $1.00 par value:
Authorized—10,000 shares Series A Junior
Participating Preferred, none outstanding	-	-
Common stock, $1.00 par value:
Authorized—199,990,000 shares
Issued—43,845,455 shares at December 31, 2009
(42,754,467 shares at December 31, 2008)	43,845	42,754
Retained earnings	534,906	679,317
Accumulated other comprehensive income	3,111	3,291
TOTAL STOCKHOLDERS’ EQUITY
FOR THE RYLAND GROUP, INC.	581,862	725,362
NONCONTROLLING INTEREST	-	13,816
TOTAL EQUITY	581,862	739,178
TOTAL LIABILITIES AND EQUITY	$1,685,453	$1,861,834

THE RYLAND GROUP, INC. and Subsidiaries

SEGMENT INFORMATION

	Three months ended December 31,		Twelve months ended December 31,
	2009	2008	2009	2008
EARNINGS (LOSS) BEFORE TAXES (in thousands)
Homebuilding
North	$(41,872)	$(34,188)	$(101,520)	$(156,158)
Southeast	(12,104)	(31,141)	(99,362)	(95,449)
Texas	(1,973)	(1,081)	(6,994)	(19,828)
West	896	(16,308)	(37,463)	(114,454)
Financial services	776	4,977	(309)	23,027
Corporate and unallocated	(4,292)	(11,407)	(14,023)	(42,902)
Total	$(58,569)	$(89,148)	$(259,671)	$(405,764)
NEW ORDERS
Units
North	265	195	1,581	1,770
Southeast	267	133	1,431	1,640
Texas	286	168	1,503	1,701
West	151	58	787	931
Total	969	554	5,302	6,042
Dollars (in millions)
North	$72	$44	$416	$471
Southeast	62	31	322	403
Texas	70	34	346	368
West	34	13	175	235
Total	$238	$122	$1,259	$1,477
CLOSINGS
Units
North	504	573	1,635	2,162
Southeast	451	531	1,349	2,187
Texas	473	591	1,461	1,908
West	238	269	684	1,095
Total	1,666	1,964	5,129	7,352
Average closing price (in thousands)
North	$264	$271	$263	$281
Southeast	222	252	233	253
Texas	230	213	226	216
West	224	257	228	258
Total	$237	$246	$240	$252
OUTSTANDING CONTRACTS			December 31,
Units			2009	2008
North			520	574
Southeast			481	399
Texas			511	469
West			220	117
Total			1,732	1,559
Dollars (in millions)
North			$146	$161
Southeast			114	107
Texas			127	111
West			48	28
Total			$435	$407
Average price (in thousands)
North			$281	$280
Southeast			237	267
Texas			249	238
West			216	242
Total			$251	$261

THE RYLAND GROUP, INC. and Subsidiaries

FINANCIAL SERVICES SUPPLEMENTAL INFORMATION

(in thousands, except origination data)

	Three months ended December 31,		Twelve months ended December 31,
RESULTS OF OPERATIONS	2009	2008	2009	2008
REVENUES
Net gains on origination and sale of mortgage loans	$9,924	$9,674	$32,449	$45,553
Title/escrow/insurance	2,961	4,586	8,927	17,440
Interest and other	148	461	526	1,500
TOTAL REVENUES	13,033	14,721	41,902	64,493
EXPENSES	12,257	9,744	42,211	41,466
PRETAX EARNINGS (LOSS)	$776	$4,977	$(309)	$23,027

OPERATIONAL DATA

Retail operations:
Originations (units)	1,368	1,475	4,008	5,634
Ryland Homes closings as a percentage of total closings	99.6%	99.9%	99.8%	99.6%
Ryland Homes origination capture rate	86.0%	81.0%	83.5%	82.2%

OTHER CONSOLIDATED SUPPLEMENTAL INFORMATION

(in thousands)

	Three months ended December 31,		Twelve months ended December 31,
	2009	2008	2009	2008
Interest incurred	$14,213	$11,426	$53,728	$47,109
Interest capitalized during the period	7,265	11,342	39,127	46,889
Amortization of capitalized interest included in cost of sales	21,072	30,651	54,309	61,146
Depreciation and amortization	7,281	20,895	25,068	51,611

THE RYLAND GROUP, INC. and Subsidiaries

NON-GAAP FINANCIAL DISCLOSURE RECONCILIATION

(in thousands)

	Three months ended December 31,		Twelve months ended December 31,
	2009	2008	2009	2008
GROSS MARGINS
HOUSING REVENUES	$395,285	$483,929	$1,230,691	$1,856,647

HOUSING COST OF SALES
Cost of sales	339,130	434,697	1,104,714	1,641,724
Inventory valuation adjustments and write-offs	62,575	48,973	193,113	274,406
TOTAL HOUSING COST OF SALES	401,705	483,670	1,297,827	1,916,130

GROSS MARGINS	$(6,420)	$259	$(67,136)	$(59,483)
GROSS MARGIN PERCENTAGE	(1.6)%	0.1%	(5.5)%	(3.2)%

GROSS MARGINS, excluding inventory valuation adjustments and write-offs	$56,155	$49,232	$125,977	$214,923
GROSS MARGIN PERCENTAGE, excluding inventory valuation adjustments and write-offs	14.2%	10.2%	10.2%	11.6%

Gross margins on home sales excluding inventory valuation adjustments and write-offs is a non-GAAP financial measure, and is defined by the Company as revenue from home sales less costs of homes sold excluding the Company's inventory valuation adjustments and write-offs recorded during the period. Management finds this to be a useful measure in evaluating the Company’s performance because it discloses the profit the Company generates on homes it actually delivered during the period, as the inventory valuation adjustments and write-offs relate, in part, to inventory that was not delivered during the period.  It assists the Company’s management in making strategic decisions regarding its construction pace, product mix and product pricing based upon the profitability it generated on homes the Company currently delivers or sells.  The Company believes investors will also find gross margins on home sales excluding inventory valuation adjustments and write-offs to be important and useful because it discloses a profitability measure that can be compared to a prior period without regard to the variability of inventory valuation adjustments and write-offs. In addition, to the extent that the Company’s competitors provide similar information, disclosure of its gross margins on home sales excluding inventory valuation adjustments and write-offs helps readers of the Company’s financial statements compare profits to its competitors with regard to the homes they deliver in the same period.  In addition, because gross margins on home sales is a financial measure that is not calculated in accordance with GAAP, it may not be completely comparable to similarly titled measures of the Company’s competitors due to potential differences in methods of calculation and charges being excluded.